As filed with the Securities and Exchange Commission on December 8, 2006
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LEAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-3386776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21557 Telegraph Road
Southfield, Michigan 48033
(248) 447-1500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel A. Ninivaggi
Executive Vice President, Secretary and General Counsel
Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48033
(248) 447-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce A. Toth, Esq.
Brian M. Schafer, Esq.
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
(312) 558-5600

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)	Price per Security(2)	Offering Price	Fee
Common Stock, $.01 per share	11,994,944 shares	$29.80	$357,449,332	$38,248

(1)	Pursuant to Rule 416 of the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock of the registrant as reported on the New York Stock Exchange on December 5, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement relating to these securities filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2006

PROSPECTUS

11,994,944 Shares of Common Stock

We issued 8,695,653 shares of our common stock offered by this prospectus in a private placement in November 2006 at a price of $23.00 per share. The remaining 3,299,291 shares of our common stock offered by this prospectus were acquired by the selling stockholders through open market purchases. The selling stockholders may use this prospectus to resell from time to time the shares of our common stock offered hereby.

Our common stock is listed on the New York Stock Exchange under the symbol “LEA.” On December 5, 2006, the last reported sale price for our common stock was $30.47 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

We will not receive any of the proceeds from the sale of the shares of our common stock by any of the selling stockholders. The shares of our common stock or interests therein may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of our common stock or interests therein may be sold by the selling stockholders in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

Neither the Securities and Exchange Commission, any state securities commission nor any other United States regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2006.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions identify these forward-looking statements. Any statements contained or incorporated in this prospectus which address operating or financial performance, events or developments that we expect or anticipate may occur in the future, including statements related to business opportunities, awarded sales contracts, sales backlog and net income per share growth or statements expressing views about future operating and financial results, are forward-looking statements. Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

•	general economic conditions in the markets in which we operate, including changes in interest rates or currency exchange rates;

•	the financial condition of our customers and suppliers;

•	fluctuations in the production of vehicles for which we are a supplier;

•	disruptions in the relationships with our suppliers;

•	labor disputes involving us or our significant customers or suppliers or that otherwise affect us;

•	our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;

•	the outcome of customer productivity negotiations;

•	the impact and timing of program launch costs;

•	the costs and timing of facility closures, business realignment or similar actions;

•	increases in our warranty or product liability costs;

•	risks associated with conducting business in foreign countries;

•	competitive conditions impacting our key customers and suppliers;

•	raw material costs and availability;

•	our ability to mitigate the significant impact of increases in raw material, energy and commodity costs;

•	the outcome of legal or regulatory proceedings to which we are or may become a party;

•	unanticipated changes in cash flow, including our ability to align our vendor payment terms with those of our customers;

•	the finalization of our restructuring strategy; and

•	other risks described in “Risk Factors” and the risks and information provided from time to time in our Securities and Exchange Commission filings.

Finally, our agreement to transfer substantially all of our North American interior business to IAC North America is subject to various conditions, including the receipt of required third-party consents, as well as other closing conditions customary for transactions of this type. No assurances can be given that the proposed transaction will be consummated on the terms contemplated or at all.

All forward-looking statements included or incorporated by reference in this prospectus are made as of the date of this prospectus, and we do not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information you need to consider before investing in our common stock. We contributed substantially all of our European interior business to a joint venture in October 2006, and on November 30, 2006, we entered into a definitive agreement to transfer substantially all of our North American interior business to a joint venture. This summary focuses on our core businesses, although there is no assurance that the divestiture of our North American interior business will be completed. To understand all of the terms of this offering and for a more complete understanding of our business, including our interior segment, you should read carefully this entire document and the documents incorporated by reference in this document. When we use the terms “Lear,” “we,” “us” “the Company” and “our,” unless otherwise indicated or the context otherwise requires, we are referring to Lear Corporation and its consolidated subsidiaries. Our fiscal year ends on December 31 and each of our fiscal quarters consists of thirteen weeks.

Lear Corporation

Our company was founded in 1917 as American Metal Products Corporation. Through a management-led buyout in 1988, Lear established itself as a private seat assembly operation for the North American automobile market with annual sales of approximately $900 million. We completed our initial public offering in 1994, at a time when customers increasingly were seeking suppliers that could provide complete automotive interior systems on a global basis. Between 1993 and 2000, there was rapid consolidation in the automotive supplier industry, and during that time, we made 17 strategic acquisitions. These acquisitions assisted in transforming Lear from primarily a North American automotive seat assembly operation into a global tier 1 supplier of complete automotive interior systems, with capacity for full design, engineering, manufacture and delivery of the automotive interior.

Today, we have operations in 34 countries and rank #127 among the Fortune 500 list of publicly traded U.S. companies. We are a leading global automotive supplier with 2005 net sales of $17.1 billion. Our business is focused on providing complete seat systems, electrical distribution systems and various electronic products, and we supply every major automotive manufacturer in the world. In seat systems, we believe we hold a #2 position globally based on seat units sold, in a market we estimate at $45 to $50 billion. In electrical distribution systems, we believe we hold a #3 position in North America and a #4 position in Europe based on units sold, in a global market we estimate at $15 to $20 billion.

We have a history of growth and strong cash flow generation. Our last major acquisition, UT Automotive, Inc., provided us with the advantage of being able to integrate electrical distribution systems throughout the automotive interior and was completed in 1999. Between 2000 and 2004, we focused on strengthening our balance sheet and leveraging our total interior capabilities. During this period, we reduced net debt by $1.4 billion and were awarded the industry’s first ever total interior integrator program by General Motors for the 2006 Cadillac DTS and Buick Lucerne models.

We have pursued a global strategy, aggressively expanding our operations in Europe, Central America, Africa and Asia. Since 2000, we have realized an 11% compound annual growth rate in net sales outside of North America, with 46% of our 2005 sales coming from outside of North America. Our Asian-related sales (on an aggregate basis, including both consolidated and unconsolidated sales) have grown from $800 million in 2002 to an estimated $2.5 billion in 2006. We expect additional Asian-related sales growth in 2007, led by expanding relationships with Hyundai, Nissan and Toyota.

Our platform mix is well diversified. In 2005, our sales were comprised of the following vehicle categories: 54% cars, including 23% mid-size, 15% compact, 14% luxury/sport and 2% full-size, and 46% light truck, including 25% sport utility and 21% pickup and other light truck. We have expertise in all platform segments of the automotive market and expect to continue to win new business in line with the market trends. As an example, in North America, our revenues in the fast growing crossover segment, as a percentage of our total revenues, are in-line with the crossovers’ total share of the market.

Since early 2005, the North American automotive market has become increasingly challenging. Higher fuel prices have led to a shift in consumer preferences away from SUVs, and our North American customers have faced increasing competition from foreign competitors. In addition, higher commodity costs (principally, steel, copper, resins and other oil-based commodities) have caused margin pressure in the sector. In response, our North American customers have reduced production levels on several of our key platforms and have taken aggressive actions to reduce costs. As a result, we experienced a significant decrease in our operating earnings in 2005 in each of our product segments. Although production volumes remain lower in 2006 on many of our key platforms, production schedules are less volatile. Our seating business has demonstrated improved operating performance in 2006.

The negative impact of the recent industry environment has been more pronounced in our interior business. This business, which includes instrument panels and cockpit systems, headliners and overhead systems, door panels, flooring and acoustic systems and interior trim, represented $3.1 billion of net sales in 2005. The interior segment is more capital intensive and sensitive to fluctuations in commodity prices, particularly resins. It is also characterized by overcapacity and a relatively fragmented supplier base. Further consolidation and restructuring is required to return this market segment to an appropriate profit level. When our major customers indicated an intent to focus on interior component purchases rather than total interior integration, we decided to exit this segment of the interior market and focus on the product lines for which we can provide more value. In October 2006, we completed the contribution of substantially all of our European interior business to International Automotive Components Group, LLC (“IAC”), a joint venture with WL Ross & Co. LLC (“WL Ross”) and Franklin Mutual Advisers, LLC (“Franklin”), in exchange for a one-third equity interest in IAC. In addition, on November 30, 2006, we entered into an Asset Purchase Agreement with International Automotive Components Group North America, Inc. and International Automotive Components Group North America, LLC (together, “IAC North America”), WL Ross and Franklin under which we agreed to transfer substantially all of the assets of our North American interior business segment (as well as our interests in two China joint ventures) and $25 million of cash to IAC North America. Under the terms of the agreement, we will receive a 25% equity interest in the IAC North America joint venture and warrants to purchase an additional 7% equity interest. See “— Recent Developments.” We believe that with a global footprint, IAC and IAC North America will be well positioned to participate in a consolidation of this market segment and become a strong interior supplier.

Within our core product segments, seating and electronic and electrical, we believe we can provide more value for our customers and that there is significant opportunity for continued growth. We are pursuing a more product line focused strategy, investing in consumer driven products and selective vertical integration. In 2005, we initiated a comprehensive restructuring strategy to align capacity with our customers as they rationalize their operations and to more aggressively expand our low cost country manufacturing and purchasing initiatives to improve our overall cost structure. We believe our commitment to customer service and quality will result in a global leadership position in each of our core product segments. We are targeting 5% annual growth in global sales, while growing our annual sales in Asia and with Asian customers by 25%. We believe these recent business improvements and initiatives, coupled with our strong platform for growth in our core seating and electronic and electrical businesses, will drive our profit margins back to historical levels.

Recent Developments

European Interior Business.  On October 16, 2006, we completed the contribution of substantially all of our European interior business to IAC, our joint venture with WL Ross and Franklin, in exchange for a one-third equity interest in IAC. In connection with the transaction, we entered into various ancillary agreements providing us with customary minority shareholder rights and registration rights with respect to our equity interest in IAC. Our European interior business included substantially all of our interior components business in Europe (other than Italy and one facility in France), consisting of nine manufacturing facilities in five countries supplying door panels, overhead systems, instrument panels, cockpits and interior trim to various original equipment manufacturers. IAC also owns the European interior business formerly held by Collins & Aikman Corporation. In connection with the transaction, we recognized a loss on the divestiture of approximately $29 million in the third quarter of 2006. For pro forma unaudited condensed consolidated financial statements which take into account the effect of this transaction, among other things, please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2006.

North American Interior Business.  On November 30, 2006, we entered into an Asset Purchase Agreement with IAC North America, WL Ross and Franklin under which we agreed to transfer substantially all of the assets of our North American interior business segment (as well as our interests in two China joint ventures) and $25 million of cash to IAC North America. Under the terms of the agreement, we will receive a 25% equity interest in the IAC North America joint venture and warrants to purchase an additional 7% equity interest. WL Ross and Franklin will make aggregate cash contributions of $75 million to the joint venture in exchange for the remaining equity and extend a $50 million term loan to IAC North America. IAC North America will assume the ordinary course liabilities of our North American interior business and we will retain certain pre-closing liabilities, including pension and post-retirement healthcare liabilities incurred through the closing date of the transaction. We will fund up to an additional $40 million, and WL Ross and Franklin will contribute up to an additional $45 million, in the event that IAC North America does not meet certain financial targets in 2007. In connection with the transaction, we have entered into various ancillary agreements providing for customary minority shareholder rights and registration rights with respect to our equity interest in the joint venture.

The closing of the transaction for our North American interior business is subject to various conditions, including the receipt of required third-party consents, as well as other closing conditions customary for transactions of this type. In connection with the transaction, we expect to recognize a pre-tax loss on divestiture of approximately $675 million in the fourth quarter of 2006. We expect the transaction to close in the first quarter of 2007, although no assurances can be given that the IAC North America transaction will be consummated on the terms contemplated or at all. For pro forma unaudited condensed consolidated financial statements which take into account the effect of this transaction, among other things, please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 2006.

Our principal executive offices are located at 21557 Telegraph Road, Southfield, Michigan 48033. Our telephone number at that location is (248) 447-1500. Our website address is http://www.lear.com. Information on our website does not constitute part of this prospectus.

The Offering

Common stock offered by the selling stockholders:	11,994,944 shares

Use of proceeds:	We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock covered by this prospectus.

Use of proceeds:	Our common stock is listed on the New York Stock Exchange under the symbol “LEA.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained or incorporated by reference in this prospectus, including the section entitled “Disclosure Regarding Forward-Looking Statements” before investing in the common stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. If any of the following risks materialize, our business, financial condition or results of operations could be materially and adversely affected. In that case, you may lose some or all of your investment.

Risks Related to Our Business

Please see the information provided under the heading “Risks Related to our Business” on Exhibit 99.2 of our Current Report on Form 8-K filed on November 20, 2006, which is incorporated by reference herein.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock covered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 165,000,000 shares of stock, including:

•	150,000,000 shares of common stock, $0.01 par value per share, of which 73,283,253 shares were issued as of September 30, 2006; and

•	15,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are currently issued or outstanding.

Common Stock

This section describes the general terms of our common stock. For more detailed information, you should refer to our Restated Certificate of Incorporation and amended and restated bylaws, copies of which have been filed with the Securities and Exchange Commission. These documents are also incorporated by reference into this prospectus.

Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our Restated Certificate of Incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. We are currently restricted under the terms of our primary credit facilities from paying dividends above certain limited amounts to holders of our common stock. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

The outstanding shares of our common stock are fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized common stock as it is authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

This section describes the general terms and provisions of our preferred stock. We will file a copy of the certificate of designation that contains the terms of each series of preferred stock with the Securities and Exchange Commission each time we issue a series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions.

Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Limitation on Directors’ Liability

Our Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7)of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	the business combination is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, the prohibitions do not apply to business combinations with persons who were stockholders before we became subject to Section 203. Additionally, our board of directors has taken appropriate corporate action to cause the selling stockholders, under certain circumstances, to not be deemed interested stockholders for purposes of Section 203. This corporate action with respect to the selling stockholders will no longer be effective in the event the beneficial ownership of the selling stockholders of our common stock exceeds 24% of our issued and outstanding stock. In such case, the selling stockholders shall be deemed to be interested stockholders for purposes of Section 203 as though the transaction that results in such excess share ownership had caused the selling stockholders to become interested stockholders under Section 203.

Charter and Bylaw Provisions

Our bylaws, as amended, contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to our secretary (i) not less than 120 days nor more than 150 days prior to the first anniversary of the date of our consent solicitation or proxy statement released to stockholders in connection with our previous year’s annual meeting to bring business before an annual meeting of stockholders and (ii) not less than 60 days nor more than 90 days before the scheduled date of the annual meeting of stockholders to nominate persons for election to our board of directors. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the bylaws. Such requirement is in addition to those set forth in the regulations adopted by the Securities and Exchange Commission under the Exchange Act. Our Restated Certificate of Incorporation provides that, subject to any rights of holders of preferred stock to elect one or more directors, the number of directors shall not be fewer than one nor more than fourteen and provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class. Our directors may be removed only for cause.

The bylaws provide that stockholders may not act by written consent in lieu of a meeting, unless such written consent is signed by a sufficient amount of stockholders required to take such action. Special meetings of the stockholders may be called by the Chief Executive Officer, the President or the Secretary of Lear at the written request of a majority of the board of directors, but may not be called by stockholders. The bylaws may be amended by a majority (and in certain cases, 66 2/3%) of the board of directors or by the affirmative vote of the holders of at least a majority of the aggregate voting power of our outstanding capital stock entitled to vote thereon.

The foregoing provisions of the Restated Certificate of Incorporation and the amended and restated bylaws, together with the provisions of Section 203 of the Delaware General Corporation Law, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

The Bank of New York serves as the registrar and transfer agent for our common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange. The trading symbol for our common stock on this exchange is “LEA.”

SELLING STOCKHOLDERS

We issued 8,695,653 shares of our common stock offered by this prospectus in a private placement in November 2006 at a price of $23.00 per share. The remaining 3,299,291 shares of our common stock offered by this prospectus were acquired by the selling stockholders through open market purchases. We are registering the shares of our common stock offered by this prospectus on behalf of the selling stockholders named in the table below.

The following table sets forth certain information known to us regarding the ownership of our common stock by the selling stockholders as of December 5, 2006. Unless set forth below, to the best of our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates. We prepared this table based on the information supplied to us by the selling stockholders named in the table.

	Shares Beneficially		Number of Shares
Name and Address	Owned Before	Number of Shares	Owned After the
of Beneficial Owner	Offering	Offered	Offering(1)

Icahn Partners LP(2)	4,069,718	4,069,718	0
White Plains Plaza 445 Hamilton Avenue — Suite 1210 White Plains, NY 10601
Icahn Partners Master Fund LP(2)	5,526,235	5,526,235	0
c/o Walkers SPV Limited P.O. Box 908GT 87 Mary Street George Town, Grand Cayman Cayman Islands
Koala Holding LLC(2)	1,739,131	1,739,131	0
White Plains Plaza 445 Hamilton Avenue — Suite 1210 White Plains, NY 10601
High River Limited Partnership(2)	659,860	659,860	0
White Plains Plaza 445 Hamilton Avenue — Suite 1210 White Plains, NY 10601

(1)	Assumes that all shares registered pursuant to this registration statement are sold. The selling stockholders may sell all, some or none of their shares pursuant to this registration statement. The registration statement is being filed to register the shares purchased by the selling stockholders. None of the selling stockholders has informed us of their intent to sell their shares.

(2)	Icahn Partners LP (“Icahn Partners”) is a Delaware limited partnership, the general partner of which is Icahn Onshore LP (“Icahn Onshore”), a Delaware limited partnership. The general partner of Icahn Onshore is CCI Onshore Corp. (“CCI Onshore”), a Delaware corporation. Icahn Partners Master Fund LP (“Icahn Master”) is a Cayman Islands exempted limited partnership, the general partner of which is Icahn Offshore LP (“Icahn Offshore”), a Delaware limited partnership. The general partner of Icahn Offshore is CCI Offshore Corp. (“CCI Offshore”), a Delaware corporation. High River Limited Partnership (“High River”) is a Delaware limited partnership, the general partner of which is Hopper Investments LLC (“Hopper”), a Delaware limited liability company. The sole member of Hopper is Barberry Corp. (“Barberry”), a Delaware corporation. Koala Holding LLC (“Koala”) is a Delaware limited liability company, the sole member of which is Barberry. Each of CCI Onshore, CCI Offshore and Barberry is 100 percent owned by Carl C. Icahn, a citizen of the United States of America. Vincent Intrieri, a member of our board of directors, is an officer of each of Icahn Partners, Icahn Master, Koala and High River.

PLAN OF DISTRIBUTION

The selling stockholders will be offering and selling the shares of our common stock offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the shares of our common stock by the selling stockholders. Pursuant to a Stock Purchase Agreement, dated as of October 17, 2006, among us and certain of the selling stockholders (the “Stock Purchase Agreement”), we have agreed, among other things, to bear substantially all of the expenses, excluding underwriting discounts and commissions, in connection with the registration and sale of the shares of our common stock.

We are registering the shares of our common stock covered by this prospectus to permit holders to conduct public secondary trading of the shares of our common stock from time to time after the date of this prospectus. We have been advised by the selling stockholders that they may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent’s commissions from the selling stockholders or from the purchasers of the common stock for whom they act as agent.

The shares of our common stock being offered by this prospectus may be sold from time to time in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the holders of the shares of our common stock by agreement between these holders and underwriters or dealers who may receive commissions in connection with the sale. The aggregate proceeds to the selling stockholders from the sale of shares of our common stock offered by them hereby will be the purchase price of the shares of our common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	cross transactions, in which the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	under which broker-dealers agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions whereby broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from a selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares of our common stock for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares of our common stock. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act.

The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling stockholders on the resales of the securities may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 of the Exchange Act. In addition, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock by the selling stockholders. Selling stockholders may not sell any, or may not sell all, of the shares of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. In addition, any shares of our common stock covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The outstanding shares of our common stock are listed for trading on the New York Stock Exchange under the symbol “LEA.”

The selling stockholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-marking activities with respect to the particular shares of our common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders in the table under the heading “Selling Stockholders” to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may transfer and donate the shares of our common stock in other circumstances, in which case the transferees, donees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Under the Stock Purchase Agreement, we are obligated to use our best efforts to keep the registration statement of which this prospectus is a part effective until such time as the selling stockholders receive an opinion acceptable to the selling stockholders from our legal counsel to the effect that the shares of our common stock may be resold in a transaction exempt from the registration requirements of the Securities Act without regard to any volume or other restrictions under the Securities Act. We may delay the filing or effectiveness of a registration statement or suspend the effectiveness of this registration statement and the use of this prospectus for one time in any 12-month period for up to a maximum of 75 days in specified circumstances.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby is being passed upon by Winston & Strawn LLP.

EXPERTS

The consolidated financial statements of Lear Corporation appearing in our Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission’s regional offices at 233 Broadway, New York, New York 10279 and 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Information relating to the operation of the public reference facility may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s Internet site is http://www.sec.gov. Copies of such materials can be obtained by mail from the Public Reference Branch of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

In addition, reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Securities and Exchange Commission rules allow us to “incorporate by reference” into this prospectus the information we file with the Securities and Exchange Commission. We incorporate by reference into this prospectus:

•	our Definitive Proxy Statement on Schedule 14A filed on March 27, 2006;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended April 1, 2006, July 1, 2006 and September 30, 2006;

•	our Current Reports on Form 8-K and 8-K/A filed on January 11, 2006, January 12, 2006, January 25, 2006, February 24, 2006, March 8, 2006, March 24, 2006, March 29, 2006, April 11, 2006, April 25, 2006, April 26, 2006, May 15, 2006, May 16, 2006, May 25, 2006, June 1, 2006, June 14, 2006, July 21, 2006, July 28, 2006, August 22, 2006, September 21, 2006, October 16, 2006, October 17, 2006, October 26, 2006, November 14, 2006, November 20, 2006 (solely with respect to Exhibit 99.2), November 21, 2006, November 28, 2006, December 1, 2006 and December 8, 2006; and

•	any future filings which we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering is complete.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Securities and Exchange Commission will be incorporated by reference into, or otherwise included in, this prospectus.

We will make available free of charge, upon request, copies of this prospectus and any document incorporated by reference in this prospectus, other than exhibits to these documents that are not specifically incorporated by reference into those documents, by writing or telephoning Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48033, Attention: Investor Relations, tel. (248) 447-1500.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any subsequently filed document which is also incorporated or deemed incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the approximate amount of fees and expenses payable by the registrant in connection with this offering. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$38,248
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
Miscellaneous	$25,000

Total	$138,248

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no such person adjudged liable to the corporation shall be entitled to indemnification unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application, that in view of the circumstances of the case, such person is entitled to indemnity. In any type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

The registrant’s Restated Certificate of Incorporation and Bylaws require the registrant to indemnify its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by the registrant with certain of its executive officers and other key employees, the registrant must indemnify such officers and employees in the same manner and to the same extent that, the registrant is required to indemnify its directors under the registrant’s bylaws. Furthermore, the registrant has entered into indemnification agreements with certain of its directors in which the registrant agrees to hold harmless and indemnify the director to the fullest extent permitted by Delaware law. The registrant’s Restated Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director’s fiduciary duty.

The registrant has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant or its subsidiaries, or that may arise out of their status as directors or officers of the registrant or its subsidiaries, including liabilities under the federal and state securities laws.

Item 16.	Exhibits.

The following is a list of exhibits filed herewith or incorporated by reference herein.

Exhibit
Number	Exhibit

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1996).
3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated August 16, 2001).
5.1	Opinion of Winston & Strawn LLP.
10.1	Stock Purchase Agreement, dated as of October 17, 2006, among the Registrant, Icahn Partners LP, Icahn Partners Master Fund LP and Koala Holding LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 17, 2006).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page therewith).

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 8th day of December, 2006.

LEAR CORPORATION

By:	/s/ James H. Vandenberghe
James H. Vandenberghe
Vice Chairman and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby appoints James H. Vandenberghe and Daniel A. Ninivaggi and each of them (with full power to act alone) as the lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and re-substitution, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact and agents, or either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933 and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents, or either one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Robert E. Rossiter Robert E. Rossiter	Chairman of the Board of Directors, Chief Executive Officer, President and Director (principal executive officer)	December 8, 2006

/s/ James H. Vandenberghe James H. Vandenberghe	Vice Chairman and Chief Financial Officer	December 6, 2006

/s/ Matthew J. Simoncini Matthew J. Simoncini	Senior Vice President, Finance and Chief Accounting Officer (principal accounting officer)	December 8, 2006

/s/ Dr. David E. Fry Dr. David E. Fry	Director	December 6, 2006

/s/ Vincent J. Intrieri Vincent J. Intrieri	Director	December 8, 2006

Signature	Title	Date

/s/ Justice Conrad L. Mallett Justice Conrad L. Mallett	Director	December 8, 2006

/s/ Larry W. McCurdy Larry W. McCurdy	Director	December 8, 2006

/s/ Roy E. Parrott Roy E. Parrott	Director	December 8, 2006

/s/ David P. Spalding David P. Spalding	Director	December 8, 2006

/s/ James A. Stern James A. Stern	Director	December 8, 2006

/s/ Henry D.G. Wallace Henry D.G. Wallace	Director	December 8, 2006

/s/ Richard F. Wallman Richard F. Wallman	Director	December 8, 2006

EXHIBIT INDEX

Exhibit
Number	Exhibit

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 30, 1996).
3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated August 16, 2001).
5.1	Opinion of Winston & Strawn LLP.
10.1	Stock Purchase Agreement, dated as of October 17, 2006, among the Registrant, Icahn Partners LP, Icahn Partners Master Fund LP and Koala Holding LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K dated October 17, 2006).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page therewith).